Exhibit 99.1
April 8, 2025

Cass Information Systems Sells Telecom Expense Management Business to Asignet

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) has entered into an Asset Purchase Agreement to sell its Telecom Expense Management & Managed Mobility Services (TEM) business to Asignet USA Inc. (Asignet), a market-leading hyper-automation IT expense management provider.

Martin Resch, the Company’s President and Chief Executive Officer, said, “The sale of our TEM business is consistent with our strategy of focusing our capital investments on our proficiencies in financial exchange and information processing. We believe this transaction will create a great deal of value for our customers given Asignet’s significant investment in products and services in this space. Asignet is also a great fit for our valued employees.”

Claudio Lopez Silva, Asignet’s Chief Executive Officer, said, "We are beyond excited to welcome the Cass TEM team to the Asignet family. In addition, Cass TEM clients will enjoy best in class managed service, experience, and state of the art solution."

The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2025.

Cass was advised in this transaction by BellMark Partners LLC.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. More information is available at www.cassinfo.com.

About Asignet

Asignet’s IT Expense Management platform and managed services are at the forefront of innovation, leveraging RPA + Low-Code AI as the core technology. This ensures that every service paid for is operational, accurately billed, and correctly configured, delivering unmatched visibility and control at a global scale.

With over 150 enterprise clients, Asignet manages over $8 billion in IT spending worldwide. This acquisition solidifies Asignet’s position among the top three TEM providers, further enhancing Asignet’s ability to serve the most prominent corporations globally.

Asignet’s proprietary automation is powered by 3,800+ invoice parsers operating across 90+ countries in multiple languages, backed by 11 global patents. This relentless focus on technology and Cass’s deep industry expertise creates a powerful synergy, driving greater efficiency, cost savings, and intelligence for Asignet’s clients.

Contact:

Cass Information Systems, Inc.	Asignet USA Inc.
Cass Investor Relations	Jason Koenigsberg, Chief Revenue Officer
ir@cassinfo.com	jkoenigsberg@asignet.com